Exhibit 4.1

PROSPER MARKETPLACE, INC.

AMENDMENT NO. 2 TO THE 2015 EQUITY INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to the Prosper Marketplace, Inc. 2015 Equity Incentive Plan (the “Plan”) is made effective as of May 31, 2016. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, in accordance with Section 14 of the Plan, the Company desires to adjust the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan from 24,600,420 Shares to 35,996,488, plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) hereof.

WHEREAS, this Amendment has received the requisite approval of the Company’s Board of Directors and stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.       Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

“3(a). Reserved Shares. Subject to the provisions of Sections 11 and 12, below, (i) the maximum aggregate number of Shares which may be issued pursuant to all Awards is 35,996,488 Shares plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b), and (ii) the maximum aggregate number of Shares which may be issued pursuant to Incentive Stock Options is 35,996,488 Shares plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) (which, together with the 35,996,488 Shares, in no event shall exceed 89,807,048 Shares). The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.       Except as specifically amended hereby, the Plan shall continue in full force and effect and is hereby ratified and affirmed.

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IN WITNESS WHEREOF, this Amendment No. 2 to the 2015 Equity Incentive Plan has been executed as of the date first set forth above.

PROSPER MARKETPLACE, INC.

By:	/s/ Aaron Vermut
Aaron Vermut
Chief Executive Officer